Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces $30 Million Share Repurchase Program

INCLINE VILLAGE, NV, March 1, 2017, PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) announced today that the company's board of directors has authorized the repurchase of up to $30 million of the company's common stock through March 2018. Purchases may be made in open-market transactions, block transactions on or off an exchange, in privately negotiated transactions, or other means as determined by PDL's management and in accordance with the regulations of the Securities and Exchange Commission.

"Given our expected infusion of cash from matured investments, the stock repurchase program announced today represents an appropriate use of the company's cash and will create shareholder value while maintaining sufficient flexibility for strategic investments going forward," commented John P. McLaughlin, president and chief executive officer of PDL.

The timing and actual number of shares repurchased by PDL will depend on a variety of factors including price, trading volume, corporate and regulatory requirements and market conditions. Repurchases may also be made under a trading plan under Rule 10b5-1, which would permit shares to be repurchased when PDL might otherwise be precluded from doing so because of self-imposed trading blackout periods or other regulatory restrictions. The repurchase program may be suspended or discontinued at any time without notice.

About PDL BioPharma, Inc.

PDL seeks to provide a significant return for its shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. In late 2012, PDL began providing alternative sources of capital through royalty monetizations and debt facilities and in 2016, began making equity investments in commercial stage companies, the first being Noden Pharma DAC. PDL has committed over $1.4 billion and funded approximately $1.1 billion in these investments to date.

PDL is headquartered in Incline Village, Nevada.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Cautionary Statements Concerning Forward-Looking Statements

This Press Release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or predictions of future conditions, events or results based on various assumptions and management's estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", "projects", "forecasts", "may", "should", variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding product development, product potential or financial performance. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect the business of the Company and its markets, particularly those discussed in the risk factors and cautionary statements contained in the Company's 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2016 and in the Company’s subsequent periodic filings. All forward-looking statements are expressly qualified in their entirety by such factors. The forward-looking statements are representative only as of the date they are made, and the Company assumes no responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.